EXHIBIT 99.1

November 13, 2003
FOR IMMEDIATE RELEASE

Washington Mutual Adjusts Accounting Treatment
for Bank Owned Life Insurance

SEATTLE -- Washington Mutual, Inc. (NYSE: WM) filed today its Quarterly Report on Form 10-Q with the Securities and Exchange Commission, which included the correction of an error in its accounting for certain components of Bank Owned Life Insurance (BOLI).

The company said the error was immaterial, resulting in a cumulative overstatement of $87 million out of retained earnings of $16.1 billion. The effects of the error were spread over a 14-quarter period that began in 2000 when the company acquired its first BOLI policies. During this period, the company reported earnings of $11.5 billion. The company's quarterly report shows the impacts of the correction to the affected prior periods.

The adjustment in accounting treatment for BOLI is not expected to have a material effect on earnings in the fourth quarter of 2003 or future periods, according to the company.

About Washington Mutual

With a history dating back to 1889, Washington Mutual is a retailer of financial services that provides a diversified line of products and services to consumers and commercial clients. At Sept. 30, 2003, Washington Mutual and its subsidiaries had assets of $286.63 billion. Washington Mutual currently operates more than 2,700 consumer banking, mortgage lending, commercial banking, consumer finance and financial services offices throughout the nation. Washington Mutual's press releases are available at www.wamunewsroom.com.

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Media Contact: Alan Gulick
(206) 377-3637
alan.gulick@wamu.net

Investor Contacts: JoAnn DeGrande
(206) 461-3186
joann.degrande@wamu.net